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EDGAR ONLINE, INC.

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The following is a copy of the transcript of EDGAR Online, Inc.’s (“EDGAR Online”) investor call on September 13, 2010 relating to the appointment of John Connolly as Interim Chief Executive Officer and resignation of Philip Moyer.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the EDGAR Online Investor Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, David Price, CFO of EDGAR Online. Thank you. Mr. Price, you may now begin.

David William John Price, Chief Financial Officer

Thank you and good afternoon, everyone. I’m David Price, CFO of EDGAR Online. Before we begin, I would like to remind everyone that the statements made in this call, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties and relate to future events and/or future financial performance and include without limitation statements regarding our future growth prospects, future demand for our XBRL business, future innovations in our data and subscriptions business, and the integration of UBmatrix into our business, and the approval by our shareholders of certain transactions contemplated by the merger agreement with UBmatrix.

Our actual results may differ substantially from the results anticipated in these forward-looking statements as a result of a variety of factors including those identified in our filings with the Securities and Exchange Commission.

This morning EDGAR Online issued a press release announcing that John Connolly will be assuming the role of Interim CEO of EDGAR Online effective September 30th as a result of Philip Moyer tendering his resignation to the board also effective 30th of September.

The purpose of this call is to introduce John and let him speak about EDGAR Online and its future. In a minute, I will turn the call over to John, but first I wanted to provide you with some background on him. John brings to EDGAR Online not only a great understanding of our business but strong leadership experience and a successful track record with both private and public companies. Highlights of John’s extensive executive and operational experience include serving as President and Chief Executive Officer of Institutional Shareholder Services, which provides proxy voting, corporate governance, compliance and risk management solutions, until its sale to RiskMetrics in 2006.

Previously John founded Mainspring, which provides strategic consulting, research and advisory services to Fortune 1000 companies and was purchased by IBM in 2001. John went on to serve as Global General Manager of IBM’s financial services business consulting practice. He’s been a member of our board since January and is currently an operating partner with Bain Capital Ventures. John?

John M. Connolly, Interim Chief Executive Officer

Thank you very much, David. And good afternoon, everyone on this call. I’m delighted to be able to have the opportunity to share some thoughts with you today.

Let me first add my thanks to those expressed by our Chairman, Mark Maged, in our press release for the dedication and hard work that Philip put into the company over the course of the past 3.5 years. This change was made in recognition of and with respect for Philip’s decision, which he made for personal and family reasons. Management and the board maintain a good relationship with Philip, and he will continue to work with us for some weeks and months ahead to transition his responsibilities as well as assist us with moving the UBmatrix merger to closure, as well as other activities which we’ll be announcing in the next several days.

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We wish Philip well with his future endeavors, and we wish to thank him once again for his 3.5 years here. I also want to reiterate that the board has formed a committee that has begun a search to identify and recruit a new, permanent CEO for the company. I expect to be the interim CEO for the next four to six months.

During a period of transition like this, it is important to see the news in the proper context. I’m excited to take on this challenge during a very dynamic period for EDGAR Online. The market for XBRL related services is rapidly developing, and as the leader in XBRL filings with the SEC, we are at the forefront of those developments. We have assisted several of the largest U.S. public companies with their XBRL filings over the last 18 months, producing literally tens and tens of thousands of data elements and have built a wealth of knowledge associated with that work.

As thousands more of U.S. public companies are required to deliver XBRL filings in 2011, we are ideally positioned to work with our partners, expand our capacity and build on the excellent start we’ve made to date in 2010. We expect the addition of UBmatrix to augment these impressive capabilities here at EDGAR. I want to assure our shareholders, partners and customers that we are fully committed to completing this merger and continue to believe it is a valuable strategic move for EDGAR Online to strengthen and expand our market position.

We expect UBmatrix and its complete portfolio of XBRL-based software solutions to add several new dimensions to our existing capabilities and business model.

First, it should enable us to partner directly with major OEM providers such as Oracle and SAP to embed the production of XBRL filings within their ERP systems that they bring to the market today that are used by thousands of companies across the world for business intelligence

Second, we expect UBmatrix solutions for the validation of XBRL filings to provide our first entree to regulators both in the U.S. and overseas. UBmatrix has already created strong relationships with Banque de France and the Belgian Tax Authority and will help us continue to open doors in markets outside the U.S., as oversea regulators begin adoption of XBRL and related filings.

As a result, EDGAR Online is poised to be a global end-to-end provider of solutions for the creation, validation and analysis of XBRL data from issuers and regulators to analysts and investors. We’re hoping to clear our proxy statement with the SEC in the near future and then provide to our shareholders for the vote during the latter part of October or the first part of November.

Alongside our filing services and UBmatrix software, we also have plans for growing the data side of our business. We’re actively developing solutions for data sets as output from XBRL, which will be powerful tools for corporate reporting teams, analysts and investors. We believe this data market offers a great opportunity for EDGAR Online and is one in which we have significant experience and expertise.

Stay tuned for future announcements in this area over the next several weeks and months.

Finally, I want to state the strength of our organization. EDGAR Online attracted both human and financial capital during the course of 2010. This includes new heads in operations, finance, sales and most recently product and market developments, and $12 million in cash raised from Bain Capital. We have the support of a tremendous board, which we expect to be joined by Barry Schuler, former Chairman and CEO of America Online, once the merger with UBmatrix is completed.

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We also have more than 90 talented and dedicated employees, who have all made great contributions and are committed to the continued growth and success of EDGAR Online. Without their hard work, we could not have made the progress we have achieved to date, nor would we be able to make the great forward strides that we’re planning in the months ahead. Together, we are situated to win in the XBRL marketplace in the future.

As you have seen, the markets in which EDGAR Online operates are dynamic, fast moving and always evolving. We need an organization that can evolve and win in this marketplace. We need to be agile, innovative and prepared to take on the unexpected. This operating environment translates into financial results that are difficult to predict from one quarter to another.

While EDGAR Online reports our financial results quarterly as required, our strategic vision and goals are much longer, beyond a specific quarter. Our quarterly financials will be snapshots that may not always be indicative of progress toward those goals. In the coming weeks and months, we plan to provide further information on the merger with UBmatrix and other strategic goals, as well as the metrics that we’ve put in place to measure our performance toward achieving those goals. These metrics will be the foundation of future quarterly communications to shareholders.

In closing, I want to reiterate on a personal level how very excited I am about the future of EDGAR Online. I’ve been on this board for the last eight or nine months, and I can assure our shareholders today, we’re making great progress towards what we are evolving this firm to be. Our company has the right strategy, partner relationship and people to not only maintain our current leadership position but to capitalize on the expertise we have developed to expand the scope of products and services we provide to all segments of the industry both domestically and around the world.

At this time, I would like to open it up for questions and to respond to any issues or questions that many of you may have that you will want to raise with either David or myself. So, operator, if you could open up the line for questions please.

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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions]. Our first question comes from Miles Jennings from OV Metrics.

<Q – Miles Jennings, Jr.>: Hello. Could you comment on the potential of this UK tax preparation service using XBRL? I understand that there are different aspects of this filing process. I’d like to know what our contribution is going to be and what your sense is at this stage of the game?

<A – John Connolly>: Sure, I am going ask David to respond to that, since he’s been involved in some elements of it.

<A – David William John Price>: Hi, Miles. In relation to the work that we’re doing with the UK, we’ve spent some time talking to Her Majesty’s Revenue and Customs in relation to the opportunity there. Clearly there are in excess of 1 million filings, companies required to file in the coming 12 months or so in an XBRL format for tax purposes, for tax return purposes. We are in active discussions with HMRC as well as certain partners who we believe will be integral to the preparation of those types of computations and placing ourselves in good place to be able to work with that in the future.

<A – John Connolly>: And Miles, that was a real accent. Not a fabricated one.

<Q – Miles Jennings, Jr.>: Yeah, I can tell. Thank you.

Operator: Thank you. [Operator Instructions]

<A – John Connolly>: I would just like to just expand on David’s point though in regard to our globalization strategy. Historically, it’s been my experience in a breadth of businesses that if you truly want to accelerate the growth of a company, you either have to have a very significant position in a domestic market or you attempt to penetrate the market on a global basis. XBRL is a global market opportunity, and I think you will begin to see us accelerate our abilities to go into countries around the world. We’re doing it in our discussions in the UK. We already are doing it in France in our discussions, as well as other geographical locations. And I think it would be fair to say that that is a part of our strategy in 2011 that we will proactively and aggressively exploit.

Operator: Thank you. Our next question is coming from Mike Wagner who is a private investor.

<Q>: Good afternoon gentlemen. How are you doing?

<A – John Connolly>: Hi, Mike.

<Q>: Couple of questions for you. One, why did EDGAR’s XBRL filings market share decline significantly in Q3, this most recent quarter we’re in I guess? And what are you doing to diversify your XBRL filings customer base, which currently seems to depend 100% on Donnelley?

<A – David William John Price>: Yeah. Hi, Mike. Thanks for those questions. Initially around the share percentage, what is very important for us is to ensure that we undertake XBRL filings which are profitable in nature for us and therefore, measuring simply the number of filings that we make in – from quarter-to-quarter, whilst being indicative of growth, is important that we do this in a profitable way rather than simply trying to get any size of market share at any price.

So from our perspective, we were very comfortable with the number of filings that we made in Q3 relating to Q2 filings of our customers. And as you rightly pointed out, running that into question two, a large element of that is the reliance upon RR Donnelley as our major partner. As you are aware, we made that agreement into a non-exclusive agreement earlier this year and we have

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signed a deal with PR Newswire this year that we announced earlier this year to diversify ourselves and our business so that we are less reliant on a single customer. That would be the right way to look at a business in terms of diversification and we continue to do that. And as you saw last week, we also announced the transaction, the partnership with Merrill’s in relation to some work with them. So we’re continuing to diversify the business and ensuring that we can meet both the demands that RR Donnelley provide for us, demand of XBRL filings as well as new customers that we can work with to expand that capacity as we get the plethora of companies that comes through in 2011.

<A – John Connolly>: And as I think I shared with all of you earlier, I would ask that you don’t misinterpret our strategy on a quarterly – just on a quarterly snapshot. I think you will see as you’ve heard already the expansion of partnerships with two new partnerships this quarter. In addition, we’re in discussions with many other types of partners in the marketplace across multiple types of providers, not just printers.

Secondly, one of the value adds of the UBmatrix merger is two very significant partnerships with Oracle and SAP, who are the leading providers of – in many ways the world’s largest ERP financial systems. So our strategy is multi-tiered going with printers as well as other industry players as well as technology and service providers like Oracle and SAP, as a result of the UBmatrix acquisition.

So I think Mike, as you see us move forward, we’ll be coming back to you on a quarterly basis with a breadth of metrics across multiple players who are partners in providing services and solutions in the XBRL marketplace.

<Q>: Okay. When should we expect to see some clarity on that area? Because I guess from my perspective, there’s so much change right now. We have executive management change, you’re buying a new company, UBmatrix, and I think it was February that Bain injected the 12 million. So if you take all these things into account, the lumpiness in the revenue -

<A – David William John Price>: Yeah.

<Q>: All the new partnerships with the UBmatrix merger, is there enough – I mean do you guys have – can you guys give any insight into the cash balance and whether or not there is enough cash to sustain this growth period for the next 18 months?

<A – David William John Price>: Certainly. Let me talk about the cash piece, Mike. From the point of view of our cash balance, the injection of 12 million earlier on this year together with, if we – and when we close the UBmatrix transaction will add a further $2 million to our cash balance. That certainly provides us with significant cash runway based upon our current strategy.

<A – John Connolly>: And Mike, in regard to your question around the fluidity of change, let me just take a moment to address that to all of our shareholders on this call and other interested parties. Having been the CEO of five different companies over my life to date, I would say that the most successful companies I have led have had a fluidity of change in the beginning that gets you to where you need to be at the end from a particular market position.

When I took over ISS, we needed a new management team. We needed a technology that enabled all of our processes. We need to be proactive – we need to be proactive in acquisition to be a global player and we achieved that in less than 36 months. Fortunately, out of the public eye, because I think to do that in the public eye is very, very challenging and we appreciate everyone’s concerns. But we also would ask to give you – to be patient with us because we do know where we’re going. But we are bringing about a lot of change and the reason we’re bringing about a lot change is there is an enormous opportunity here. So yes, we added significant talent in this company whether it be bringing in a Chief Operations Officer, a new CFO, a new head of sales, a

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new head of data. We are embarking on the acquisition of UBmatrix because it reinforces our strategy around global and expanding our business model as well as our breadth of solutions.

And I appreciate the fact that there has been uncertainty at times in regard to the data around our financials as well as how we’ve explained them, and I think you will see us much improved moving forward in how we’re going to try to bring greater transparency to how our financials are evolving across the revenue line, the margin line, as well as cash flows.

So, totally understand your concerns Mike, but I would like to assure our shareholders, we understand where we’re going with this company. We are determined to take this company forward and we will take this company forward across all the levels that we’ve just articulated.

<Q>: Great, thanks a lot and welcome on aboard John.

<A – John Connolly>: Thank you very much and thank you for your support Mike.

Operator: Thank you. Our next question is a follow-up from Miles Jennings from OV Metrics.

<A – John Connolly>: Welcome back Miles.

<Q – Miles Jennings, Jr.>: You did comment on the third quarter XBRL filings. I just wondered, although I know you won’t give too much specificity, could you just give us a sense of the conversions that haven’t been completed into filings?

<A – John Connolly>: Could you just help us – I’m not sure we totally understand it. Are you talking about maybe jobs that we started that didn’t result in a filing?

<Q – Miles Jennings, Jr.>: No, no, no, no. Conversions are just when you’re working with companies to convert to XBRL but they are not required to file yet. So you’re basically warming them up for the time that they will be required to file, let’s say, in June of 2011, and normally you have a stable of companies that you are converting their financials each quarter for but they aren’t actually filed with the SEC.

<A – John Connolly>: David, do you know that information?

<A – David William John Price>: I don’t have the -

<A – John Connolly>: I don’t.

<A – David William John Price>: I don’t have the specific information to hand, Miles. Maybe I can look and get back to you on that.

<A – John Connolly>: Miles, my apologies. I don’t have that insight.

<Q – Miles Jennings, Jr.>: Yeah, well I – actually I can understand that too, but it really is two pronged, the companies that you’re filing for and the companies you are marketing to and trying to gain as customers, and they would probably start their conversion process long before the time they actually file.

<A – David William John Price>: It does vary significantly though, Miles, in that regard. And what we have seen is certainly a reticence at the Tier 3 level. As you are aware, the Tier 3 companies are required to file their primary financial statements next June and we’ve seen a reticence of them to undertake them on boarding process.

<Q – Miles Jennings, Jr.>: Oh, I see, okay. Well, that’s really what I was asking.

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<A – David William John Price>: Right. Whereas for companies such as the Tier 1’s and Tier 2’s, I think they were certainly more proactive in doing that this time last year.

<Q – Miles Jennings, Jr.>: Okay, sorry David, on that.

<A – David William John Price>: [Inaudible].

<Q – Miles Jennings, Jr.>: And thank you. I know that they were very proactive, and 2011 will be the real challenge, so good luck to you guys.

<A – John Connolly>: Yeah, and I would say this, just to add another footnote to possibly one angle of your question, and that is that 100% of the companies we have filed have never had to re-file an amendment or anything like that. So the quality of our filing services is pretty substantial in having almost a zero defect result.

<Q – Miles Jennings, Jr.>: Thanks.

Operator: Thank you. [Operator Instructions]. We appear to have no questions at this time. I would like to turn the call back over to the speakers for any – actually we do have a question coming from Jon Dawson from Dawson Capital Management.

<A – David William John Price>: Okay. Afternoon Jon. How are you?

<Q – Jonathan Dawson>: Good afternoon.

<A – John Connolly>: Hi Jon.

<Q – Jonathan Dawson>: Just a question relative to your comment, why stay a public company during this period?

<A – John Connolly>: Well, we are a public company. We have no desire to be anything but a public company and we’re driving this company with the standards under what we need to do in order to be successful, Jon. So it is obviously challenging to evolve a company in the public eye as we are but I think all of us are up for that formidable challenge. And we respect the information requirements that all of you as shareholders need in order for you to better understand what we’re attempting to do. So I think that’s a fair question but I think that the only way I can answer is, we’re a public company.

<Q – Jonathan Dawson>: Okay. Maybe an unfair question. I wouldn’t have asked it if you hadn’t made the comment earlier in your -

<A – John Connolly>: Sure. I mean I think it’s fair for me to state that to be a public company in today’s environment is a challenging one. I’ve managed one. I’ve been part of many. And when you’re a company like EDGAR Online, trying to up exploit a marketplace as we are attempting as well as do some of the things that we’re doing, it compounds itself but that doesn’t deter us. It’s just the facts. And we do appreciate the support of our shareholder base in understanding the complexities that we are dealing with. And I think you’ll find that we’ll be very, very specific and clear in regard to our strategy as we move forward and what we’re attempting to do.

<Q – Jonathan Dawson>: Okay. Thank you

<A – John Connolly>: Thanks, Jon.

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Operator: At this time we have no further questions. I’d like to turn the call back over to the speakers for any closing comments.

John M. Connolly, Interim Chief Executive Officer

So in conclusion, let me just state once again how excited I am to be the Interim CEO. We have a great opportunity in front of us. And I look forward to talking to many of you in the coming weeks and months as well as to share with you our financial results, as we have historically done in the past on a quarterly basis. Thank you and have a nice day.

Operator: Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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Additional Information

In connection with the proposed issuances of EDGAR Online stock in the above-described transactions, EDGAR Online will file with the SEC a proxy statement. EDGAR Online will mail the proxy statement to its stockholders. EDGAR Online urges investors and security holders to read the proxy statement regarding the proposed issuances when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding these transactions, free of charge, at the SEC’s web site (www.sec.gov). You may also obtain these documents free from EDGAR Online at www.edgar-online.com, or by contacting the EDGAR Online Investor Relations Department at (203) 852-5660.

EDGAR Online and its directors, executive officers and certain other members of management and employees may be soliciting proxies from EDGAR Online stockholders in favor of the stock issuances. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the EDGAR Online stockholders in connection with the proposed stock issuances will be set forth in the proxy statement when it is filed with the SEC. You can find information about EDGAR Online’s executive officers and directors in the proxy statement for EDGAR Online’s 2009 annual meeting of stockholders, filed with the SEC on April 27, 2009, and in its Current Report on Form 8-K, filed with the SEC on January 29, 2010. Free copies of these documents may be obtained from EDGAR Online as described above.

Use of Forward-Looking Statements

Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this press release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business, future innovations in our data and solutions and subscriptions business, the integration of UBmatrix into our business and the approval by our shareholders of certain transactions contemplated by the merger agreement. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the SEC, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, (x) changes in our business strategies and (xi) risks relating to the merger with UBmatrix, Inc. and the integration of its business into ours.